Exhibit 99.1
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Nurix Therapeutics Announces Global Collaboration with Roche to Co-Develop and Co-Commercialize Potential Best-in-Class BTK Degrader Bexobrutideg Across Malignant Hematology, Immunology and Neurology
Strategic collaboration combines Nurix’s leadership in targeted protein degradation with Roche’s portfolio of B-cell targeted therapies and global clinical and commercialization footprint
Robust clinical development plan in malignant hematology builds on the ongoing pivotal program in chronic lymphocytic leukemia (CLL) and includes therapeutic combination regimens across B cell malignancies
Clinical development plan also includes expansion into neurology and immunology with plans for Phase 2 trials in multiple sclerosis (MS) and chronic spontaneous urticaria (CSU)
Nurix to receive an upfront cash payment of $700 million and is eligible to receive development, regulatory and sales milestones for potential total payments of up to $2.3 billion; profits and losses to be shared equally in the United States with Nurix receiving royalties on ex-U.S. sales
Nurix to host a conference call tomorrow, June 8 at 8 a.m. ET
Brisbane, CA, June 7, 2026 (GLOBE NEWSWIRE) -- Nurix Therapeutics, Inc. (Nasdaq: NRIX) today announced a global collaboration with Roche (SIX: RO, ROP; OTCQX: RHHBY) to develop and commercialize bexobrutideg, a potential best-in-class oral degrader of Bruton’s tyrosine kinase (BTK). The partnership brings together Nurix’s pioneering expertise in targeted protein degradation and Roche’s proven portfolio of B-cell targeted therapies and global clinical and commercial infrastructure. The collaboration encompasses a comprehensive clinical development plan spanning malignant hematology, immunology and neurology intended to explore the full clinical potential of BTK degradation across diverse patient populations. In addition to executing the previously disclosed pivotal Phase 2 and Phase 3 trials in CLL, the collaboration plans to pursue multiple label-enabling studies across a range of malignant hematology indications as monotherapy and in combination regimens and to expand development into immune-mediated diseases, including Phase 2 trials in MS and CSU.

“Partnering with Roche, a world leader in the treatment of B-cell malignancies, positions Nurix to fully realize the potential of bexobrutideg across multiple indications in oncology, immunology and neurology,” said Arthur T. Sands, M.D., Ph.D., president and chief executive officer of Nurix. “We believe Roche is the ideal partner to help translate the promise of targeted protein degradation into meaningful impact for patients worldwide. With a co-development, co-commercialization structure in the U.S., this collaboration is a major step in Nurix’s evolution toward becoming a fully integrated biotechnology company with the capabilities to advance and ultimately commercialize transformative medicines in multiple therapeutic areas.”

Levi Garraway, Roche Chief Medical Officer and Head of Global Product Development: “At Roche, our goal is to create new possibilities for patients with challenging diseases. We believe bexobrutideg represents a major leap forward in the fight against complex blood cancers and other diseases. We are proud to join forces with Nurix to accelerate these potential breakthroughs.”

Summary of Business Terms
Under the terms of the agreement, Nurix will receive an upfront cash payment of $700 million and is eligible to receive development, regulatory and sales milestones for potential total payments of up to $2.3 billion. Development costs will be shared 40% by Nurix and 60% by Roche. The parties will equally split the profits and losses from U.S. commercialization. Nurix and Roche will co-commercialize bexobrutideg in the United States across all indications. Outside of the United States, Roche will be responsible for commercialization, with Nurix eligible to receive royalties ranging from the low- to high-teens.

Bexobrutideg (NX-5948)
Bexobrutideg is an investigational, oral, brain penetrant, highly selective small molecule BTK targeted protein degrader. BTK is a central signaling node controlling B cell growth, development and immunologic activity. Unlike conventional BTK inhibitors which block BTK kinase activity, bexobrutideg harnesses the body's natural protein disposal system (the ubiquitin proteasome pathway) to selectively eliminate BTK protein from cells, removing both the kinase activity of BTK and its scaffolding signaling function. This catalytic degradation-based mechanism offers several potential advantages, including activity against wild-type and mutant forms of BTK that limit the effectiveness of existing BTK inhibitors as well as sustained pharmacodynamic effects at low drug concentrations.

Patients with B-cell–driven malignancies and immune-mediated diseases continue to face significant unmet need despite advances with BTK inhibitors and other therapies. Many patients with CLL ultimately experience disease progression due to acquired resistance mutations, incomplete pathway suppression, or intolerance that limits long-term use, and treatment options remain limited once patients relapse. In early clinical studies, bexobrutideg has demonstrated high overall objective response rates in CLL patients who have progressed on other therapies, including those whose disease has spread to the brain and those with either wild-type BTK protein or acquired resistance mutations to current BTK inhibitors. Together, these attributes offer the potential to expand the therapeutic impact of BTK targeting across B-cell malignancies, with the goal of delivering more meaningful and lasting benefits for patients.

In immunology and neurology, current therapies often require injectable or chronic intravenous administration, may not fully control disease activity, and can be associated with meaningful safety or convenience burdens. Bexobrutideg is designed to address these limitations as an oral treatment that eliminates both the kinase and scaffolding functions of BTK across immune cell types, resulting in more complete and sustained suppression of BTK signaling and offering the potential for improved efficacy and durability in autoimmune disease settings. The high potency and exquisite selectivity of bexobrutideg’s targeted protein degradation mechanism also holds the potential to provide a superior safety and tolerability profile. Bexobrutideg’s high potency is driven by the catalytic nature of its degradation activity, which allows its therapeutic effects to be achieved with significantly lower drug levels in the blood as compared to BTK inhibitors. This lower systemic exposure enhances the potential to provide a more favorable safety profile.

Goldman Sachs & Co. LLC is acting as the exclusive financial advisor to Nurix.

Conference call details
At 8:00 a.m., ET, June 8, 2026, Nurix will host a conference call and webcast to discuss this update. The live webcast, with an accompanying presentation, will be accessible under the Events and Presentations page in the Investors section of the company’s website here. To participate in the live conference call, please follow this link. A replay of the webcast and call will be archived on the Nurix website for approximately 30 days after the event.
About Nurix Therapeutics
Nurix Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of targeted protein degradation medicines. Nurix’s lead program, bexobrutideg, a potential best-in-class oral BTK degrader, is being developed in a global collaboration with Roche across malignant hematology, immunology and neurology. Nurix’s pipeline includes multiple additional wholly owned programs as well as partnered programs under collaboration agreements with Gilead Sciences, Sanofi, and Pfizer, within which Nurix retains certain options for co-development, co-commercialization, and profit sharing. Powered by its proprietary AI-integrated DEL-AI discovery engine and deep E3 ligase expertise, Nurix is advancing targeted protein degradation as the next frontier in drug development. Nurix is headquartered in Brisbane, California. For additional information, visit www.nurixtx.com.

Forward-Looking Statements
This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When or if used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will,” and similar expressions and their variants, as they relate to Nurix, may identify forward-looking statements. All statements that reflect Nurix’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding: Nurix’s expectations, plans and prospects, including with respect to label-enabling studies and expanding development into immune-mediated diseases, Nurix’s strategic plans and corporate development, and the potential receipt of milestone payments and royalties under the Nurix-Roche collaboration; the potential benefits of the Nurix-Roche collaboration; Nurix’s expectations with respect to bexobrutideg, including its potential as a best in class therapy in malignant hematology, immunology, and neurological diseases; the extent to which bexobrutideg may address a range of diseases, including CLL, CSU, and MS; and the potential advantages of BTK degraders over BTK inhibitors. Forward-looking statements reflect Nurix’s current beliefs, expectations, and assumptions. Although Nurix believes the expectations and assumptions reflected in such forward-looking statements are reasonable, Nurix can give no assurance that they will prove to be correct. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause Nurix’s actual activities and results to differ materially from those expressed in any forward-looking statement. Such risks and uncertainties include, but are not limited to: (i) the ability of each party to perform its obligations under the Nurix-Roche collaboration; (ii) whether the parties will be able to successfully conduct and complete clinical development of bexobrutideg pursuant to the Nurix-Roche collaboration, including achieving clinical trial enrollment targets, meeting primary endpoints, and obtaining regulatory approvals; (iii) the unexpected emergence of adverse events or other undesirable side effects during preclinical and clinical development; (iv) whether Nurix will have adequate resources to fund its obligations under the Nurix-Roche collaboration, including increased operating expenses in connection with funding forty percent of development costs across multiple clinical trials and establishing and maintaining a commercialization organization in the United States; (v) risks and uncertainties related to regulatory review of the Nurix-Roche collaboration, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the potential that any applicable waiting period may not expire or be terminated on the anticipated timeline or at all, and the potential for delays, conditions or other limitations imposed in connection with obtaining any required approvals or clearances; (vi) whether the parties will be able to successfully co-commercialize bexobrutideg in the United States, including Nurix’s ability to establish and maintain a commercialization organization and the parties’ ability to align on commercial strategy and manage the operational complexities of a shared commercial model; (vii) risks and uncertainties relating to the timing and receipt of payments from Nurix’s collaboration partners, including milestone payments and royalties on future potential product sales; and (viii) other risks and uncertainties described under the heading “Risk Factors” in Nurix’s Quarterly Report on Form 10-Q for the fiscal period ended February 28, 2026, and other SEC filings. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. The statements in this press release speak only as of the date of this press release, even if subsequently made available by Nurix on its website or otherwise. Nurix disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Contacts:
Media & Investors
Kris Fortner
Nurix Therapeutics, Inc.
kfortner@nurixtx.com
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